EXHIBIT 99

FOR IMMEDIATE RELEASE Wednesday December 26, 2007	CONTACT: John A. Ustaszewski Chief Financial Officer (740) 657-7000
DCB Financial Corp reports an expected increase
in provision for loan losses and
loan charge-offs for fourth quarter 2007
LEWIS CENTER, Ohio, December 26, 2007 — DCB Financial Corp, (OTC Bulletin Board DCBF) announced that it expects to report a loan loss provision of approximately $7.4 million, or $4.9 million after tax, for the fourth quarter 2007, primarily due to deterioration in its Columbus real estate investment property portfolio. Also, DCB Financial Corp estimates reporting approximately $4.8 million in net loan charge-offs for the fourth quarter of 2007. The additional loan loss provision and charge-off is a result of asset value deterioration and defaults in the Bank’s investment property real estate loan portfolio in Columbus.
Net income for the first nine months of 2007 was $3.8 million, or $1.01 of basic and diluted earnings per common share. Net income for the year after the additions to the loan loss provision is expected to be $0.03 to $0.06 per basic and diluted common share. The allowance for loan losses is expected to be $8.6 million, or approximately 1.64% of outstanding loans at year end. Net charge-offs for the year ending December 31, 2007 will be approximately 1.30%. Management will continue to monitor the credit quality of the lending portfolio and may recognize additional provisions in the future if needed to maintain the allowance for loan losses at an appropriate level. Management will continue to focus on activities related to monitoring, collection and workout of delinquent loans.
“Deterioration in this portfolio made these actions necessary,” said Jeffrey T. Benton, President and Chief Executive Officer. “We curtailed this program when problems surfaced, and are aggressively working to address these loans through additional workout staff, collateral auctions and other actions. This was an isolated issue involving a program that has been terminated, and other lending programs are performing at acceptable levels. The Bank has experienced other positive trends in 2007 as the net interest margin has improved recently, other income sources have experienced good growth, our branch expansion and relocation program is nearly complete, and has been successful, and productivity remains good.”

Business of DCB Financial Corp
DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 16 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.
Application of Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2005 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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